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                                                                      EXHIBIT 16
INVESTMENT PERFORMANCE -- EATON VANCE SHORT TERM TREASURY FUND

The table below indicates the total return (capital changes plus reinvestment of all distributions) on a hypothetical investment of $1,000 in the Fund covering the period from February 4, 1991 through December 31, 1997 and for the 1 and 5 year periods ended December 31, 1997.


                                  VALUE OF A $1,000 INVESTMENT

                                        VALUE OF
INVESTMENT          INVESTMENT        INVESTMENT               TOTAL RETURN
PERIOD              DATE              ON 12/31/97         CUMULATIVE  ANNUALIZED

LIFE OF
FUND                02/04/91          $1,345.68           34.57%      4.39%

5 YEARS ENDED
12/31/97            12/31/92          $1,243.55           24.36%      4.46%

1 YEAR ENDED
12/31/97            12/31/96          $1,050.02           5.00%       5.00%


Average annual total return is calculated using the following formula:

                n
          P(1+T)  =  ERV

    where        P      =  an initial investment of $1,000
                 T      =  average annual total return
                 n      =  number of years
                 ERV    =  ending redeemable value of $1,000 initial
                           investment at the end of the period


Cumulative total return is calculated using the following formula:

          T = ( ERV / P ) - 1

    where        T      =  cumulative total return including the maximum sales
                           charge
                 ERV    =  ending redeemable value of $1,000 initial investment
                           at the end of the period
                 P      =  an initial investment of $1,000
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                                                           Exhibit 16



        EATON VANCE SHORT-TERM TREASURY FUND
                       CALCULATION OF YIELD



                  For the 30 days ended 12/31/97:

                          Interest Income Earned:         $1,516,215
Plus                      Dividend Income Earned:
                                                          ----------
Equal                               Gross Income:         $1,516,215

Minus                                   Expenses:           $166,673
                                                          ----------
Equal                      Net Investment Income:         $1,349,542

Divided            Average daily number of shares
                   outstanding that were entitled
                            to receive dividends:          5,290,089
                                                          ----------
Equal     Net Investment Income Earned Per Share:            $0.2551

         Maximum Offering Price Per Share 12/31/9             $64.88

                                   30 Day Yield*:               4.76%

*  Yield is calculated on a bond equivalent rate as follows:
                       6
    2[(($0.2551/$64.88)+1) -1]